Exhibit 99.1

CHRYSLER GROUP REPORTS FULL YEAR 2011 NET INCOME OF $183 MILLION

CHRYSLER GROUP’S FULL YEAR 2011 MODIFIED OPERATING PROFIT MORE THAN DOUBLED TO

$2 BILLION WITH FREE CASH FLOW OF $1.9 BILLION

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Chrysler Group full year 2011 net income improved to $183 million from a net loss of $652 million in 2010 and despite a $551 million loss on extinguishment of debt in Q2 2011; fourth quarter net income was $225 million, the highest quarterly net income since the Company began operations in 2009

•	Net revenue for the year was $55.0 billion, up 31 percent from a year ago; fourth quarter net revenue increased 41 percent to $15.1 billion

•	Modified Operating Profit(b) grew to $2.0 billion for the year, 2.5 times higher than 2010, and $508 million in the fourth quarter

•	Free Cash Flow(e) for full year 2011 totaled $1.9 billion driving Cash(d) at year end 2011 to $9.6 billion compared with $7.3 billion a year ago

•	Net industrial debt(f) was reduced by nearly 50 percent to $2.9 billion at December 31, 2011, from $5.8 billion a year ago

•	Worldwide vehicle sales for full year 2011 totaled 1,855,000, up 22 percent from 2010; fourth quarter worldwide vehicle sales were 479,000, up 28 percent compared with a year ago

•	U.S. market share increased to 10.5 percent for full year 2011, up from 9.2 percent a year ago, driven primarily by a 43 percent increase in U.S. retail sales

•	Worldwide vehicle shipments were 2.0 million for full year 2011, up from 1.6 million a year ago

•	Chrysler Group achieved its third and final performance event in January 2012 by committing to produce its new fuel-efficient vehicle, increasing Fiat S.p.A.’s ownership interest to 58.5 percent

AUBURN HILLS, Mich., Feb. 1, 2012 – Chrysler Group LLC today reported preliminary net income of $183 million for the full year 2011, up from a net loss of $652 million a year ago, exceeding the objective set in November 2009.

The Company’s full year net income included a $551 million loss on extinguishment of debt recognized in the second quarter of 2011, when the Company repaid its outstanding obligations to the U.S. Treasury and Canadian governments in full, with interest, six years early. Excluding the charge, Adjusted Net Income(a) for the full year 2011 was $734 million, exceeding the Company’s 2011 guidance and further delivering on the goals established two years ago.

CHRYSLER GROUP LLC
($Mils)	FY 2011	B/(W) FY 2010	Q4 2011	B/(W) Q4 2010
Net Revenue	54,981	13,035	15,129	4,366
Modified Operating Profit	1,975	1,212	508	310
Modified EBITDA	4,754	1,293	1,171	289
Net Income	183	835	225	424
Add back:
Loss on Extinguishment of Debt	551	551	—	—

Adjusted Net Income	734	1,386	225	424
Cash	9,601	2,254	9,601	2,254

Note   – See definitions of Non-U.S. GAAP Financial Information and Other Items included in the press release

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For the fourth quarter, net income was $225 million, up from a loss of $199 million a year earlier, as the Company continues to increase sales of its successful new and significantly refreshed vehicles.

As of January 2012, Chrysler Group has achieved all three performance events set forth in its Amended and Restated LLC Operating Agreement. As a result of achieving these events, and in combination with other transactions, Fiat S.p.A. now owns 58.5 percent of the membership interests in Chrysler Group.

“The house is in good order. We are proud of the work we’ve done,” said Sergio Marchionne, Chairman and Chief Executive Officer of Chrysler Group LLC. “Now we greet a new year of high expectations with our heads down, forging ahead and focused on executing the goals we’ve set for ourselves as a company.”

Full year 2011 net revenue totaled $55.0 billion, a 31 percent increase from 2010, driven by increased consumer demand for Chrysler Group’s new and significantly refreshed vehicles. In the fourth quarter, net revenue was $15.1 billion, up 41 percent from the prior year.

The Company reported a full year 2011 Modified Operating Profit of $2.0 billion, more than 2.5 times the prior year’s level. The increase resulted from higher sales volume and improved pricing and mix, partially offset by increased advertising and industrial costs. Modified Operating Profit for the fourth quarter 2011 was $508 million, or 3.4 percent of net revenue, up from $198 million, or 1.8 percent of net revenue, in the fourth quarter 2010.

Modified EBITDA(c) was $4.8 billion for full year 2011, or 8.6 percent of net revenue, an increase of 37 percent versus the prior year. Fourth quarter 2011 Modified EBITDA increased 33 percent to $1.2 billion.

Interest expense for the full year 2011 totaled $1.2 billion, including $170 million of non-cash interest accretion, versus $1.3 billion in 2010, including non-cash interest accretion of $229 million. Fourth quarter 2011 interest expense was $280 million, including non-cash interest accretion of $32 million. This compares with $336 million of interest expense, including non-cash interest accretion of $57 million, in the fourth quarter of 2010.

Cash as of December 31, 2011, was $9.6 billion compared with $9.5 billion as of September 30, 2011, and $7.3 billion as of December 31, 2010. Total available liquidity totaled $10.9 billion, including $1.3 billion available under a revolving credit facility. Free Cash Flow totaled a positive $1.9 billion for the full year 2011, and a negative $54 million for the fourth quarter 2011.

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Gross Industrial Debt(f) at December 31, 2011, totaled $12.5 billion, slightly higher than the $12.3 billion at September 30, 2011, and lower than the $13.1 billion at December 31, 2010. Net Industrial Debt(f) was $2.9 billion at the end of the quarter, consistent with the level at September 30, 2011, and reduced by nearly 50 percent from the $5.8 billion at December 31, 2010.

Worldwide vehicle sales were 1,855,000 for the full year 2011, up 22 percent from 1,516,000 vehicles in 2010, driven primarily by a 43 percent increase in U.S. retail sales. The improvement reflects increased consumer confidence in our new and significantly refreshed products. Chrysler Group’s U.S. market share increased to 10.5 percent for the year from 9.2 percent in 2010. Fourth quarter 2011 U.S. market share was 10.8 percent, up 2.0 percentage points from the fourth quarter 2010.

Worldwide vehicle shipments for full year and fourth quarter 2011 were 2,011,000 and 543,000, respectively, an increase of 26 percent and 42 percent compared with the full year and fourth quarter 2010, respectively.

2012 Guidance

The targets for 2012 are as follows:

•	Net revenue of ~$65 billion

•	Modified Operating Profit of ≥$3.0 billion

•	Net income of ~$1.5 billion

•	Free Cash Flow of ≥$1 billion

Significant Corporate Events Since Third Quarter 2011

Oct. 18: Chrysler Group committed to invest $165 million to add a body shop at its Sterling Heights Assembly Plant, Michigan.

Oct. 26: The UAW ratified a new four-year national labor agreement with Chrysler Group.

Nov. 16: Chrysler Group announced a $1.7 billion investment for the next generation Jeep SUV and added a second shift of production at its Toledo, Ohio, complex.

Dec. 13: Chrysler Group announced it will reopen its Conner Avenue Assembly Plant in Detroit to produce the next generation SRT Viper. The plant’s reopening will bring nearly 150 jobs back to the city of Detroit.

Jan. 5, 2012: Chrysler Group announced that it had achieved its third performance event outlined in its Amended and Restated LLC Operating Agreement, by committing to produce a vehicle built in the United States based on Fiat technology that achieves an unadjusted combined fuel-economy rating of at least 40 mpg. Chrysler Group achieved this milestone with a pre-production version of the all-new 2013 Dodge Dart in December 2011. The unadjusted combined fuel-economy rating may vary from

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the rating disclosed to consumers at point of sale. The achievement resulted in Fiat’s ownership interest in Chrysler Group increasing to 58.5 percent from 53.5 percent (fully diluted). The VEBA Trust owns the remaining 41.5 percent of the membership interests in the Company.

Jan. 5: Chrysler Group strengthened ties with the city of Detroit, announcing that it will add a third crew and 1,100 new jobs at its Jefferson North Assembly Plant in Detroit. Further, the Jeep Grand Cherokee lineup will be expanded with a diesel version for North America which will be built at the Jefferson North Assembly Plant.

Jan. 6: Chairman and CEO Sergio Marchionne was named as the new campaign chair for the 2012 United Way for Southeastern Michigan campaign. As campaign chair, Marchionne will work to promote the growth and impact of the campaign among businesses and individuals.

Product and Corporate News

•	All-new 2013 Dodge Dart, revealed at the North American International Auto Show (NAIAS) on Jan. 9, won the Autoweek Editors’ Choice Award as the “Most Significant Vehicle” of the auto show

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Chrysler Group was named “Company of the Year” at the 16th annual Urban Wheel Awards for its leadership in promoting diversity in the area of workforce development. It also achieved a perfect score on the Human Rights Commission’s 2012 Corporate Equality Index

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Jeep Wrangler named “2012 SUV of the Year” by Autobytel; “2011 SUV of the Year – North America” by Overland Journal; “Best Cars for the Money – Off-Road SUV” by U.S. News & World Report; and “Play Car of the Year” (Off-Roaders and Sun Lovers categories) by Cars.com

•	New 2012 Jeep Wrangler Rubicon Named “4x4 of the Year” by Petersen’s 4-Wheel & Off-Road Magazine

•	Jeep Grand Cherokee SRT8 named The Fast Lane Car’s (TFLCar.com) “Top-10 2012 Most Fun to Drive Cars”

•	2012 Vehix New Car Buying Guide, recommends Jeep Wrangler and Jeep Grand Cherokee

•	Consumer Guide names Jeep Grand Cherokee a “Recommended Buy”

•	2012 Jeep Grand Cherokee Named “SUV of Texas” and 2012 Dodge Durango Named “Full-size SUV of Texas” by the Texas Auto Writers Association

•	Jeep Brand named Polk Automotive Loyalty Award – “Most Improved Loyalty to Make”

•	2011 Chrysler Town & Country won the “2012 Polk Automotive Loyalty Award” in the minivan category

•	2012 Ram 2500 Power Wagon named Four Wheeler “Pickup Truck of the Year”

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Consumers Digest named Chrysler 300, Chrysler Town & Country, Jeep Grand Cherokee, Dodge Durango, Dodge Grand Caravan, Dodge Challenger, Ram 1500 and Fiat 500 to its “Best Buy” list for the 2012 Model Year

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Consumer Guide named to its “Best Buy and Recommended Awards” list the Chrysler 300, Chrysler Town & Country, Dodge Charger, Dodge Journey, Dodge Durango, Dodge Grand Caravan, Jeep Grand Cherokee, Ram 1500 and Fiat 500

Additional Information

The Company will present its preliminary fourth quarter and full year financial results during an analyst webcast and conference call at 8 a.m. Eastern Standard Time on Feb. 1, 2012, at www.chryslergroupllc.com. A recording of the call will be posted on the same Chrysler Group website about 90 minutes after the conclusion of the call.

The Company intends to publish financial statements for the year ended December 31, 2011, prepared in accordance with U.S. GAAP, in March 2012, when it plans to file its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (SEC).

Effective May 24, 2011, and in accordance with IFRS, Fiat S.p.A. was required to consolidate Chrysler Group’s IFRS financial results in its consolidated financial statements. Certain preliminary Chrysler Group financial results prepared in accordance with IFRS will be included in the Fiat S.p.A. earnings release, which will be available on the Investor Relations tab of the Fiat S.p.A. website on or after February 1, 2012 (http://www.fiatspa.com/en-US/investor_relations/investors/Pages/investors.aspx).

Non-U.S. GAAP Financial Information and Other Items

(a)

Adjusted Net Income (Loss) is defined as net income (loss) excluding the impact of infrequent charges, which includes losses on extinguishment of debt. The reconciliation of net income to Adjusted Net Income, Modified Operating Profit (defined below) and Modified EBITDA (defined below) for the three and twelve months ended December 31, 2011, is detailed in Table 1 of the attachment to the press release.

(b)

Modified Operating Profit (Loss) is computed starting with net income (loss) and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense (excluding interest expense related to financing activities associated with a vehicle lease portfolio referred to as Gold Key Lease), (iii) add back all pension, other postretirement benefit obligations (OPEB) and other employee benefit costs other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, and (vii) add back certain other costs, charges and expenses, which include charges factored into the calculation of Adjusted Net Income (Loss). The reconciliation of net income to Adjusted Net Income (defined above), Modified Operating Profit and Modified EBITDA (defined below) for the three and twelve months ended December 31, 2011, is detailed in Table 1 of the attachment to the press release.

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(c)

Modified EBITDA is computed starting with net income (loss) adjusted to Modified Operating Profit (Loss) as described above, and then add back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to Adjusted Net Income (defined above), Modified Operating Profit (defined above) and Modified EBITDA for the three and twelve months ended December 31, 2011, is detailed in Table 1 of the attachment to the press release.

(d)	Cash is defined as cash and cash equivalents.

(e)

Free Cash Flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities, adjusted for financing activities related to Gold Key Lease financing. A reconciliation of cash flows from operating and investing activities to Free Cash Flow for the three and twelve months ended December 31, 2011, is detailed in Table 2 of the attachment to the press release.

(f)	A reconciliation of financial liabilities to Gross Industrial Debt and Net Industrial Debt at December 31, 2011, is detailed in Table 3 of the attachment to the press release.

Forward-Looking Statements

This document contains forward-looking statements that reflect management’s current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: the effective implementation of the Chrysler Group LLC 2010 – 2014 Business Plan outlined on November 4, 2009, including successful vehicle launches; industry SAAR levels; continued economic weakness, especially in North America, including continued high unemployment levels and limited availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events impacting our supply chain; and our ability to realize benefits from our industrial alliance with Fiat. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect Chrysler Group are described in Chrysler Group’s Form 10, as amended, and its subsequent periodic reports filed with the SEC.

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About Chrysler Group LLC

Chrysler Group LLC, formed in 2009 to establish a global strategic alliance with Fiat S.p.A., produces Chrysler, Jeep, Dodge, Ram, Mopar, SRT and Fiat vehicles and products. With the resources, technology and worldwide distribution network required to compete on a global scale, the alliance builds on Chrysler Group’s culture of innovation, first established by Walter P. Chrysler in 1925, and Fiat’s complementary technology that dates back to its founding in 1899.

Headquartered in Auburn Hills, Mich., Chrysler Group’s product lineup features some of the world’s most recognizable vehicles, including the Chrysler 300 and Town & Country, Jeep Wrangler, Dodge Durango, Ram 1500, Jeep Grand Cherokee SRT8 and Fiat 500. Fiat contributes world-class technology, platforms and powertrains for small- and medium-size cars, allowing Chrysler Group to offer an expanded product line including environmentally friendly vehicles.

Contacts:

Media Inquiries		Investor Relations
Gualberto Ranieri	Shawn Morgan	Tim Krause
248.512.2226	248.512.2692	248.512.2923

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Attachment

These financial results are presented on a preliminary basis and will be superseded by the financial results included in Chrysler Group’s Annual Report on Form 10-K to be filed for the period ended December 31, 2011.

Table 1: Reconciliation of Net Income to Adjusted Net Income, Modified Operating Profit and Modified EBITDA

CHRYSLER GROUP LLC

($Mils)	Q4 2011	FY 2011
Net Income	225	183
Add:
Loss on Extinguishment of Debt	—	551
Adjusted Net Income	225	734
Add (Deduct):
Income Tax Expense	50	198
Net Interest Expense	272	1,199
Other Employee Benefit Gains \1	(38)	(170)
Other, including Restructuring (Income) Expenses, Net	(1)	14
Modified Operating Profit	508	1,975
Add:
Depreciation and Amortization Expense \2	663	2,779
Modified EBITDA	1,171	4,754

\1 Represents interest cost and expected return on plan assets \2 Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of Cash Flows from Operating and Investing Activities to Free Cash Flow

CHRYSLER GROUP LLC

($Mils)	Q4 2011	FY 2011
Net Cash Provided By Operating Activities	1,066	4,603
Net Cash Used in Investing Activities	(1,096)	(1,970)
Investing activities excluded from Free Cash Flow:
Proceeds from USDART \3	—	(96)
Change in Loans and Notes Receivable	(2)	(6)
Financing activities included in Free Cash Flow:
Repayments of Gold Key Lease Financing	(22)	(584)
Free Cash Flow	(54)	1,947

\3 U.S. Dealer Automotive Receivables Transitions LLC

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Table 3: Reconciliation of Financial Liabilities to Gross Industrial Debt and Net Industrial Debt

CHRYSLER GROUP LLC

($Mils)	Dec. 31, 2011
Financial Liabilities	12,574
Less: Gold Key Lease obligations	(41)
Gross Industrial Debt	12,533
Less: Cash	(9,601)
Net Industrial Debt	2,932

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